Exhibit 10.9

March 21, 2014

Neil Bodick, M.D., Ph.D.

RE: Amendment to Amended and Restated Employment Offer Letter

Dear Neil:

Reference is made to that certain letter agreement (the “Agreement”), dated August 28, 2013, by and between you and Flexion Therapeutics, Inc. (the “Company”), which sets forth the terms of your employment with Flexion. This letter agreement (this “Amendment”) shall serve as an amendment to the Agreement. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

Upon your execution of this Amendment in the space provided below, the Agreement shall be amended as follows:

1.	The penultimate sentence of Section 3 of the Agreement shall be replaced with the following two sentences:

“Your target bonus shall be forty percent (40%) of your Base Salary for the applicable year. Your target bonus will be reviewed periodically by the Board or the Compensation Committee of the Board and may be adjusted upwards, but may not be reduced while you are employed pursuant to this Agreement without your consent.”

2.	Section 7(b)(i) of the Agreement shall be amended to read in its entirety as follows:

“(i) You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for fifteen (15) months following the date of termination (the “Severance Period”).”

3.	Section 7(b)(iii) of the Agreement shall be amended to read in its entirety as follows:

“(iii) The vesting of your outstanding unvested equity awards that were granted prior to February 25, 2014 shall accelerate to the extent such awards are subject to time-based vesting requirements and as if you had completed an additional twelve (12) months of service with the Company as of the date of termination.”

Except for the matters set forth in this Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.

If the foregoing correctly conforms to your understanding of the agreement between you and the Company, please sign and date the enclosed copy of this letter agreement and return it to us.

Very truly yours,

Flexion Therapeutics, Inc.

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
Chief Executive Officer

Accepted and agreed:

/s/ Neil Bodick, M.D., Ph.D.
Neil Bodick, M.D., Ph.D.